As filed with the Securities and Exchange Commission on September 5, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARSH & McLENNAN COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2668272
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1166 Avenue of the Americas
New York, NY 10036-2774
(212) 345-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William L. Rosoff
General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
(212) 345-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
     Charles S. Whitman, III
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)		Proposed Maximum Aggregate Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee(3)

Common Stock, $1.00 par value, including
Preferred Stock Purchase Rights attached thereto(4)		$		$		$

Preferred Stock, $1.00 par value

Senior Notes

Subordinated Notes

Total	$3,000,000,000				$3,000,000,000		$242,700

(1)	Such indeterminate number of shares of Common Stock and Preferred Stock and such indeterminate principal amount of Senior Notes and Subordinated Notes as may from time to time be issued at indeterminate prices.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate public offering price of the securities registered hereby will not exceed $3,000,000,000.
(3)	As permitted by Rule 429, the amount of $598,424,500 of securities previously registered and unissued on the registration statement on Form S-3 (Reg. No. 333-67543) is being carried forward and the corresponding registration fee of $166,362 was previously paid at the time of filing. The remaining registration fee of $76,338 is being paid herewith.
(4)	The Preferred Stock Purchase Rights initially are attached to and trade with all the shares of Common Stock outstanding as of, and issued subsequent to, September 29, 1997, pursuant to the terms of the Company’s Amended and Restated Rights Agreement dated as of January 20, 2000, as amended. Until the occurrence of certain prescribed events, the Preferred Stock Purchase Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with the Common Stock. The value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2003

PROSPECTUS

$3,000,000,000

Marsh & McLennan Companies, Inc.

Common Stock, Preferred Stock and Debt Securities

Marsh & McLennan Companies, Inc. may sell

  common stock to the public.

  preferred stock to the public.

  debt securities to the public.

     MMC urges you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock and the debt securities, carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2003

II-2

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “MMC,” “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc.

MARSH & McLENNAN COMPANIES, INC.

     MMC is a global professional services firm with annual revenues exceeding $10 billion. It is the parent company of Marsh, Inc., the world’s leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. Approximately 60,000 employees provide analysis, advice and transactional capabilities to clients in over 100 countries.

     Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Six Months Ended June 30,

2002	2001	2000	1999	1998	2003	2002

8.2	6.0	6.3	4.5	6.4	8.6	9.9

DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the common stock, preferred stock and debt securities that MMC may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

     The following description is based upon our restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and by-laws below. The summary is not complete. The restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and by-laws for the provisions that are important to you.

     MMC’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of September 5, 2003.

Common Stock

     Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

     Liquidation and Dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

  convert the stock into any other security;

  have the stock redeemed; or

  purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

     Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

  for any breach of the director’s legal duty to act in the best interests of MMC and its stockholders;

  for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

  for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

  for transactions where the director derived an improper personal benefit.

     Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

       The Bank of New York is transfer agent and registrar for the common stock.

Stockholder Rights Plan

     Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, unless prohibited by its restated certificate of incorporation. The price and terms of these shares must be stated in the restated certificate of incorporation or in a resolution adopted by the board of directors.

     We have entered into an amended and restated stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety.

     Our rights agreement provides that each share of our common stock outstanding will have attached to it the right to purchase one six-hundredth of a preferred share of MMC. The purchase price per one six-hundredth of a share of preferred stock is $200, but this amount may be adjusted in some circumstances.

     Initially, the rights are attached to outstanding certificates representing MMC common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender or exchange offer for 15% or more of the outstanding common stock.

     After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 29, 2007, unless that date is extended or the rights are earlier redeemed or exchanged by MMC.

     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our respective outstanding common stock will be null and void.

     If an acquiror obtains or has the right to obtain 15% or more of MMC common stock, then each right will entitle the holder to receive, upon exercise, a number of shares of MMC common stock having a value equal to two times the exercise price of the right. However, rights will not be exercisable until the time that the rights are no longer redeemable by our board of directors, as described below.

      Also, if an acquiror obtains 15% or more of MMC common stock, and any of the following occurs:

  MMC merges into another entity and is not the surviving entity;

  an acquiring entity merges into MMC and MMC’s common stock is changed or exchanged; or

  more than 50% of MMC’s assets or earning power is sold or transferred,

then each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board of directors exercises this option, the exchange ratio is one common share or one six-hundredth of a preferred share per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may, at its option, redeem all but not less than all of the outstanding rights prior to the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights and the only right of the holders of the rights at that time will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of MMC, including the right to vote or receive dividends, simply by virtue of holding the rights. While the distribution of the rights will not be taxable under United States law to stockholders or to MMC, stockholders may, depending upon the circumstances, recognize taxable income under United States law in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as set forth above.

     The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date that an acquiror obtains 15% or more of our outstanding common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire MMC on terms not approved by our board of directors, except in connection with an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, redeem all the rights at the redemption price at any time prior to the time than an acquiror acquires 15% or more of our common stock. In addition, the rights should not interfere with a proxy contest.

Provisions of MMC’s Restated Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

     Classified Board of Directors. Our restated certificate of incorporation divides the board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of MMC is fixed from time to time by the board of directors.

     Removal of Directors by Stockholders. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

     Stockholder Nomination of Directors. MMC’s restated by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director at least ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Except that if the date for the annual meeting is not within 30 days before or after such anniversary date, or if the meeting is a special meeting of stockholders called for the purpose of electing directors, then notice by a stockholder is timely if received by MMC no more than fifteen days after the day on which notice of the date of the meeting was mailed or public disclosure of the date, whichever first occurs.

     No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

     10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of

MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, the restated certificate of incorporation and MMC’s by-laws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

  mergers of MMC or any of its subsidiaries with a 10% stockholder,

  sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

  sales of all or any substantial part of the assets of a 10% stockholder to MMC,

  the issuance or delivery of securities of MMC or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to MMC,

  any substantial loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

  the adoption of a plan for the voluntary dissolution or liquidation of MMC or amendment to MMC’s bylaws,

  any reclassification of securities or recapitalization of MMC or other transaction which increases a 10% stockholder’s proportionate share of any class of MMC’s capital stock, or any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.”

A 10% stockholder is generally considered to be any other corporation, person or entity which:

  beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, or is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

The following are not considered to be 10% stockholders:

  MMC and any of its subsidiaries and

  any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.”

An unbiased director is generally considered to be a director who:

  is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

     A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

     Article Eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, the restated certificate of incorporation and MMC’s by-laws that otherwise apply will govern the vote.

     Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of MMC’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

  a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of MMC’s capital stock.

     The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

      The prohibition against these transactions does not apply if:

  prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock, or the interested stockholder owns at least 85% of the outstanding voting stock of MMC as a result of the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

     General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

     Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock to be adjusted.

     Stockholder Rights Plan. In connection with MMC’s stockholder rights plan described above, the board of directors has designated 2,000,000 shares of series A junior participating preferred stock.

DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

     We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

     The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2003, our subsidiaries had approximately $60 million of outstanding debt.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of MMC, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

  the title of the securities;

  any limit on the amount that may be issued;

  whether or not the debt securities will be issued in global form and who the depositary will be;

  the maturity date(s);

  the interest rate or the method of computing the interest rate;

  the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

  the place(s) where payments will be made;

  MMC’s right, if any, to defer payment of interest and the maximum length of any deferral period;

  the terms and conditions on which the debt securities may be redeemed at the option of MMC;

  the date(s), if any, on which, and the price(s) at which MMC is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

  any provisions granting special rights to holders when a specified event occurs;

  any changes to or additional events of default or covenants;

  any special tax implications of the debt securities;

  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

  the subordination terms of any subordinated debt securities; and

  any other terms that are not inconsistent with the indenture.

Conversion or Exchange Rights

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of such series of debt securities to be adjusted. (section 2.01)

Covenants

      Under the indentures, MMC will:

  pay the interest, principal and any premium on the debt securities when due (section 4.01); and

  maintain a place of payment (section 4.02).

Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts the ability of MMC to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquiror of such assets must assume all of the obligations of MMC under the indentures and the debt securities. (sections 10.01 and 10.02)

Events of Default Under the Indenture

      The following are events of default under the indentures with respect to any series of debt securities issued:

  we fail to pay interest when due and continuing for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

  we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

  we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after we receive notice from the trustee or from the holders of at least 25% in principal amount of the outstanding debt securities of that series; and

  certain events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series due and payable immediately. (section 6.01)

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any past default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default. (section 6.06)

     Unless otherwise specified in the indentures, if an event of default under an indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

  it is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

  unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability. (sections 6.04 and 6.06)

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  the holder has given written notice to the trustee of a continuing event of default;

  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings as trustee;

  such holders have offered reasonable indemnity to the trustee to cover the cost of the proceedings; and

  the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of that series, within 60 days.

     MMC will periodically file statements with the trustee regarding its compliance with the covenants in the indentures. (section 5.03)

Modification of Indenture; Waiver

      MMC and the trustee may change an indenture without the consent of any holders:

  to fix any ambiguity, defect or inconsistency in the indenture;

  to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

  to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

  for effect certain other limited purposes described in the indenture. (section 9.01)

     In addition, the rights of holders of a series of debt securities may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each affected holder:

  extending the fixed maturity;

  reducing the principal amount;

  reducing any premium payable upon redemption;

  reducing the rate of or extending the time of payment of interest;

  reducing any premium payable upon redemption; or

  reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment. (section 9.02)

Form, Exchange, and Transfer

     The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depositary named by MMC and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

     A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount.

     A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any series of debt securities. MMC may at any time change the transfer agent by written notice delivered to the trustee.

      If the debt securities of any series are to be redeemed, MMC will not be required to:

  issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

  register the transfer of or exchange any debt securities that have been called for redemption, except the unredeemed portion of any such debt securities being redeemed in part. (sections 2.05 and 4.02)

Information Concerning the Trustee

     The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. If an event of default has occurred with respect to any series of debt securities, the trustee must use with respect to those debt securities the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. (sections 7.01 and 7.02)

Payment and Paying Agents

     We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date. (sections 2.03 and 3.03)

     We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

     All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts. (section 11.05)

Governing Law

     The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. (section 13.05)

Subordination of Subordinated Debt Securities

     The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness on the terms described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities which MMC may issue, nor does it limit our ability to issue any other secured or unsecured debt. (section 14.01)

     The prospectus supplement relating to any series of subordinated debt securities will disclose the amount of debt of MMC that will be senior to those subordinated debt securities.

PLAN OF DISTRIBUTION

     MMC may sell the common stock, preferred stock or any series of debt securities in one or more of the following ways (or in any combination) from time to time:

  through underwriters or dealers;

  directly to a limited number of purchasers or to a single purchaser; or

  through agents.

      The prospectus supplements will state the terms of the offering of the securities, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of such securities and the proceeds to be received by MMC;

  any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

  any initial public offering price;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchanges on which the securities may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  negotiated transactions,

  at a fixed public offering price or prices, which may be changed,

  at market prices prevailing at the time of sale,

  at prices related to prevailing market prices or

  at negotiated prices.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from MMC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Underwriters and agents may be entitled under agreements entered into with MMC to indemnification by MMC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. Any underwriters to whom securities are sold by MMC for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MMC.

     This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus:

  Annual Report on Form 10-K for the year ended December 31, 2002;

  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  Registration Statement on Form 8-B dated May 22, 1969, as amended by the amendment on Form 8 dated February 3, 1987; and

  Registration Statement on Form 8-A dated October 10, 1997, as amended by the amendment on Form-8/A dated January 26, 2000, and as further amended by the amendment on Form 8-A/A dated June 20, 2002.

     MMC will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and MMC’s financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, capital structure, pension funding, financial losses and expected insurance recoveries resulting from the September 11, 2001 terrorist attack on the World Trade Center in New York City, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies and matters relating to MMC’s operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts’ reports and opinions and long-term trends, as well as management’s expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated or referred to herein include, in the case of MMC’s risk and insurance services and consulting businesses, the amount of actual insurance recoveries and financial losses from the September 11 attack on the World Trade Center, or other adverse consequences from that incident. Other factors that should be considered in the case of MMC’s risk and insurance services business are changes in competitive conditions, movements in premium rate levels, the continuation of difficult conditions for the transfer of commercial risk and other changes in the global property and casualty insurance markets, the impact of terrorist attacks, natural catastrophes, mergers between client organizations, and insurance or reinsurance company insolvencies. Factors to be considered in the case of MMC’s investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions, and the ability to maintain investment management and administrative fees at appropriate levels; and with respect to all of MMC’s activities, changes in general worldwide and national economic conditions, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC’s operations, and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates.

     We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

LEGAL OPINIONS

     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

     The consolidated balance sheets of MMC and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2002, included and incorporated by reference in MMC’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference into this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses to be borne by MMC in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Registration fee	$76,338
Transfer Agents, Trustee and Depositary’s fees and expenses	$12,000
Printing	$100,000
Accounting fees and expenses	$140,000
Legal fees and expenses	$80,000
Rating Agency fees	$100,000
Miscellaneous	$11,662

Total	$520,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Marsh & McLennan Companies, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI, Section 1 of Marsh & McLennan Companies, Inc.'s by-laws provides for indemnification by Marsh & McLennan Companies, Inc. of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Marsh & McLennan Companies, Inc.'s restated certificate of incorporation provides for such limitation of liability.

     Marsh & McLennan Companies, Inc. maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of Marsh & McLennan Companies, Inc. Such policies of insurance also provide coverage to Marsh & McLennan Companies, Inc. with respect to payments which may be made by Marsh & McLennan Companies, Inc. to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits

     The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number	Description of Exhibits

1.1	Form of underwriting agreement.
4.1	Senior Indenture dated as of June 14, 1999 between MMC and U.S. Bank National Association (as successor to State Street Bank and Trust Company).
4.2	Form of subordinated indenture (filed as Exhibit 4.2 to the Registration Statement on Form S-3 (Reg. No. 333-67543) filed November 19, 1998 and incorporated herein by reference).
4.3	The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4	The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5	The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1	Opinion of Davis Polk & Wardwell.
12.1	Statement re: Computation of ratio of earnings to fixed charges.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
24.1	Power of attorney of certain officers and directors of the registrant.
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee under the senior indenture.
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee under the subordinated indenture.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on September 5, 2003.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Jeffrey W. Greenberg

	Name:	Jeffrey W. Greenberg
	Title:	Chairman of the Board & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Director, Chairman of the Board and Chief
/s/ Jeffrey W. Greenberg	Executive Officer	September 5, 2003
(Principal Executive Officer)
Jeffrey W. Greenberg

/s/ Sandra S. Wijnberg	Senior Vice President & Chief Financial Officer	September 5, 2003
(Principal Financial Officer)
Sandra S. Wijnberg

/s/ Robert J. Rapport	Vice President and Controller	September 5, 2003
(Principal Accounting Officer)
Robert J. Rapport

Lewis W. Bernard*	Director	September 5, 2003

Lewis W. Bernard

Mathis Cabiallavetta*	Director	September 5, 2003

Mathis Cabiallavetta

Peter Coster*	Director	September 5, 2003

Peter Coster

Charles A. Davis*	Director	September 5, 2003

Charles A. Davis

Robert F. Erburu*	Director	September 5, 2003

Robert F. Erburu

Oscar Fanjul*	Director	September 5, 2003

Oscar Fanjul

Ray J. Groves*	Director	September 5, 2003

Ray J. Groves

II-4

Signature	Title	Date

Stephen R. Hardis*	Director	September 5, 2003

Stephen R. Hardis

Gwendolyn S. King*	Director	September 5, 2003

Gwendolyn S. King

The Rt. Hon. Lord Lang of
Monkton, DL*	Director	September 5, 2003

The Rt. Hon. Lord Lang of
Monkton, DL

Lawrence J. Lasser*	Director	September 5, 2003

Lawrence J. Lasser

David A. Olsen*	Director	September 5, 2003

David A. Olsen

Morton O. Schapiro*	Director	September 5, 2003

Morton O. Schapiro

Adele Simmons*	Director	September 5, 2003

Adele Simmons

A.J.C. Smith*	Director	September 5, 2003

A.J.C. Smith

* William L. Rosoff, pursuant to Powers of Attorney executed by each of the individuals whose name is followed by an (*), by signing his name hereto does hereby sign and execute this registration statement of Marsh & McLennan Companies, Inc. on behalf of such individual in the capacities in which the names of each appear above.

By:	/s/ William L. Rosoff

William L. Rosoff

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

1.1	Form of underwriting agreement.
4.1	Senior Indenture dated as of June 14, 1999 between MMC and U.S. Bank National Association (as successor to State Street Bank and Trust Company).
4.2	Form of subordinated indenture (filed as Exhibit 4.2 to the Registration Statement on Form S-3 (Reg. No. 333-67543) filed November 19, 1998 and incorporated herein by reference).
4.3	The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4	The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5	The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1	Opinion of Davis Polk & Wardwell.
12.1	Statement re: Computation of ratio of earnings to fixed charges.
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
24.1	Power of attorney of certain officers and directors of the registrant.
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee under the senior indenture.
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee under the subordinated indenture.